Exhibit 23.5

Independent Auditors’ Consent

The Board of Directors
Apogent Technologies Inc. and subsidiaries:

     We consent to the use of our report dated November 10, 2003, relating to the consolidated balance sheets of Apogent Technologies Inc. and subsidiaries as of September 30, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

     Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

May 21, 2004
KPMG LLP
Boston, Massachusetts